EXHIBIT 2.1

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER


                     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of August 20, 1999, is among WESTWOOD ONE, INC., a Delaware corporation ("Parent"), COPTER ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and METRO NETWORKS, INC., a Delaware corporation (the "Company").

                     WHEREAS, the parties have entered into the Agreement and Plan of Merger, dated as of June 1, 1999, providing for the merger of Merger Sub into the Company, with the Company continuing as the surviving corporation ( the "Original Agreement"); and

                     WHEREAS, the parties wish to amend, and grant certain consents and waivers under, the Original Agreement, upon the terms and subject to the conditions herein.

                     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, Parent, Merger Sub and the Company hereby agree, in accordance with Sections 7.6 and 7.7 of the Original Agreement, as follows:

1.         Amendments.

                     (a) Section 3.11(b) of the Original Agreement (Employee Plans) is hereby amended by changing the references therein from "Company Plans" to "Company Employee Benefit Plans".

                     (b) Section 4.1(b) of the Original Agreement (Organization and Qualification; Subsidiaries) is hereby amended by changing the last two words in such Section from "the Company" to "Parent".

                     (c) The first sentence of Section 4.2(a) of the Original Agreement (Capitalization of Parent and Its Subsidiaries) is hereby amended to read in its entirety as follows:

                     "The authorized capital stock of Parent consists of: (i) 117,000,000 shares of Parent Common Stock, of which, as of June 1, 1999, 27,996,135 shares were issued and outstanding, excluding 7,058,595 shares which were held in treasury, (ii) 3,000,000 shares of Class B Stock, par value $.01 per share ("Parent Class B Stock"), of Parent, of which, as of June 1, 1999, 351,733 shares were issued and outstanding and (iii) 10,000,000 shares of Preferred Stock, par value $.01 per share, none of which was outstanding as of June 1, 1999."

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                     (d) Section 4.11(b) of the Original Agreement (Employee
Plans) is hereby amended by changing the references therein from "Parent Plans" to "Parent Employee Benefit Plans".

                     (e) The penultimate sentence of Section 5.9 of the Original Agreement (Additional Agreements; Reasonable Best Efforts) is hereby amended to read in its entirety as follows:

"Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the later to occur of the Parent Stockholders Meeting and the Metro Stockholders Meeting."

                     (f) The fourth sentence of Section 5.17 of the Original Agreement (Employee Benefits) is hereby amended to read in its entirety as follows:

"Parent shall cause to be waived any pre-existing condition limitation under its or its affiliates' welfare plans that might otherwise apply to such employee or, to the extent applicable, a former employee."

                     (g) Section 5.18 of the Original Agreement (Parent Board) is hereby amended to read in its entirety as follows:

            "5.18 Parent Board. Parent shall take all necessary action to cause Saperstein to be appointed to Class III of the Parent Board and a designee selected by Saperstein to be appointed to Class I of the Parent Board as of the close of business on the date on which the Effective Time occurs and to serve until the next election of directors of the respective class to which such individual is appointed."

           2. Waiver. The parties hereto hereby waive all obligations under
Section 5.7 of the Original Agreement (Accountants' Letters) to cause to be delivered the accountants' letters contemplated by such Section 5.7.

           3. Permitted Stock Repurchases by Parent. The Company hereby confirms that, notwithstanding anything to the contrary contained in Section 5.2(c) of the Original Agreement, it has consented to the repurchase by Parent of shares of Parent Common Stock with a market value (based on the purchase price thereof) of up to $20 million at prevailing market prices pursuant to the stock repurchase program previously approved by Parent's Board of Directors.

           4. Company 401(k) Plan. Parent hereby confirms that, notwithstanding anything to the contrary contained in Section 5.1(f) of the Original Agreement, it has consented to the adoption by the Company of the Putnam Flexible 401(k) and Profit Sharing Plan effective as of January 1, 1999 and Amendment No. 1


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thereto effective as of May 1, 1999, each in the forms previously provided to
Parent by Company.

           5. Confirmation. Except as amended by this Amendment No. 1, the Original Agreement shall remain in full force and effect.

           6. Instruments to be Read Together. This Amendment No. 1 shall form a part of the Original Agreement for all purposes and the Original Agreement and this Amendment No. 1 shall henceforth be read together.

           7. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.





                            [SIGNATURE PAGE FOLLOWS]





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           IN WITNESS WHEREOF, each of the parties has caused this Amendment No.
1 to the Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first written above.



                                     WESTWOOD ONE, INC.

                                     By: /s/ Farid Suleman
                                         --------------------------------------
                                         Farid Suleman
                                         Executive Vice President and
                                         Chief Financial Officer



                                     COPTER ACQUISITION CORP.

                                     By: /s/ Joel Hollander
                                         --------------------------------------
                                         Joel Hollander
                                         Vice President



                                     METRO NETWORKS, INC.

                                     By: /s/ Shane E. Coppola
                                         --------------------------------------
                                         Shane E. Coppola
                                         Executive Vice President